                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   ----------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 16)*



                         AMERICAN GREETINGS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              CLASS B COMMON SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   026375-20-4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


                 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                                [ ]  Rule 13d-1(b)

                                [ ]  Rule 13d-1(c)

                                [X]  Rule 13d-1(d)


                                   ----------



----------

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP NO. 026375-20-4                  13G                     Page 2 of 5 Pages
---------------------                                          -----------------


--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS  Morry Weiss

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

         (a) [ ]

         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION                             U.S.A.


--------------------------------------------------------------------------------
    NUMBER OF          5.     SOLE VOTING POWER                          997,958
      SHARES
   BENEFICIALLY        ---------------------------------------------------------
    OWNED BY           6.     SHARED VOTING POWER                          - 0 -
      EACH
    REPORTING          ---------------------------------------------------------
   PERSON WITH         7.     SOLE DISPOSITIVE POWER                     997,958

                       ---------------------------------------------------------
                       8.     SHARED DISPOSITIVE POWER                     - 0 -

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    997,958


--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                             [X]


--------------------------------------------------------------------------------
11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9                21.6%


--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*                                            IN


--------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               -----------------
                                                               Page 3 of 5 Pages
                                                               -----------------


ITEM 1(a).        NAME OF ISSUER:

                  American Greetings Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One American Road, Cleveland, Ohio 44144

ITEM 2(a).        NAME OF PERSON FILING:

                  Morry Weiss

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  One American Road, Cleveland, Ohio 44144

ITEM 2(c).        CITIZENSHIP:

                  U.S.A.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  American Greetings Corporation Class B Common Shares

ITEM 2(e).        CUSIP NUMBER:

                  026375-20-4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a)  [ ]    Broker or dealer registered under section 15 of the Act (15
                  U.S.C. 78o).

      (b)  [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)  [ ]    Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

      (d)  [ ]    Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)  [ ]    An investment advisor in accordance with Section
                  240.13d-1(b)(1)(ii)(E);

      (f)  [ ]    An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F);

      (g)  [ ]    A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

      (h)  [ ]    A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

                                                               -----------------
                                                               Page 4 of 5 Pages
                                                               -----------------


      (i)  [ ]    A church plan that is excluded form the definition of an
                  investment company under section 39c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)  [ ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

     Not Applicable

ITEM 4.  OWNERSHIP.

      (a)         Amount beneficially owned:

                  997,958

      (b)         Percent of class:

                  21.6%

      (c)         Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: 997,958

                  (ii)     Shared power to vote or to direct the vote: - 0 -

                  (iii) Sole power to dispose or to direct the disposition of: 997,958

                  (iv) Shared power to dispose or to direct the disposition of: - 0 -

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10. CERTIFICATION.

                  Not Applicable

                                                               -----------------
                                                               Page 5 of 5 Pages
                                                               -----------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 February 11, 2005


                                                 /s/ Morry Weiss
                                                 -------------------------------
                                                 Morry Weiss